Putnam Investors Fund, July 31, 2015, Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	14,319
Class B	   128
Class C	   173
Class M	   117

72DD2 (000s omitted)

Class R	    30
Class R5     0
Class R6   211
Class Y	 1,130

73A1

Class A	 0.198
Class B	 0.052
Class C	 0.077
Class M	 0.103

73A2

Class R	 0.158
Class R5 0.262
Class R6 0.282
Class Y	 0.261

74U1	(000s omitted)

Class A	70,829
Class B	 2,139
Class C	 2,472
Class M	 1,120

74U2	(000s omitted)

Class R	   207
Class R5     1
Class R6   837
Class Y	 9,827

74V1

Class A	 22.46
Class B	 20.10
Class C	 21.18
Class M	 21.12

74V2

Class R	 22.07
Class R5 22.90
Class R6 22.90
Class Y	 22.81


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.